Exhibit 99.1
                                     [Logo]
                                 PRESS RELEASE

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                   Announces Fourth Quarter Earnings Per Share
               Up 87% ($.58 versus $.31)on 26% Increase in Revenue

     AUSTIN, TEXAS, March 29, 2005 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the fourth quarter and year-end 2004.

     For the three months ended December 31, 2004, revenues were $9,843,000 versus $7,840,000 in the comparable period a year ago. Net earnings for the quarter were $1,603,000, compared to $834,000 in last year's fourth quarter. Diluted earnings per share were $0.58 for the quarter ended December 31, 2004 versus $.31 in the year-ago period. For the year ended December 31, 2004, total revenues were $32,021,000 versus $30,449,000 in 2003. Net earnings of $2,152,000 in 2004 compared to $2,799,000 in 2003. Diluted earnings per share were $0.76 versus $1.14 in 2003. Net earnings included write-downs in the value of the Company's investment in the common stock of Financial Industries Corporation ("FIC"), net of income taxes, of $127,000 and $1,567,000 for the three months and year ended December 31, 2004, respectively.

     Ken Shifrin, APS Chairman of the Board stated, "2004 was another year of excellent performance for us. Operating income increased 135% and 35% for the quarter and year ended December 31, 2004 , respectively, compared to the prior periods. Although profit at our Financial Services segment was down from its record high in 2003, it was still its second best year. Our Insurance Services segment also had an excellent year in 2004, partially due to our October 2003 repurchase of its 20% minority share. The 2004 fourth quarter results were favorably impacted by the improved profitability of the insurance company that we manage. Our results-dependent management fee benefited in the form of increased profit sharing in 2004, all of which was recognized in the fourth quarter. Our disappointment this year has been in our FIC investment. We made the investment as a turnaround situation, but it has not progressed as quickly as envisioned. Our non-cash write down was based on the uncertainty and timing of a stock price recovery at FIC, which has not occurred, but we continue to believe that an opportunity remains."

         Bill Hayes, APS' CFO added, "We didn't neglect our balance sheet in 2004. Working capital grew from approximately $8.5 million to approximately $10.7 million. The market value of our portfolio of long-term bonds and equity securities grew from $9.6 million to $12.3 million and our book value per share grew to $9.23 from $7.78. We were able to achieve all of these improvements even after paying our first ever dividend in September 2004 and recording the impairment in the common stock of FIC. "

         Mr. Shifrin concluded, "Going forward, we are again faced with the challenges of improving on outstanding past results. We believe that market conditions remain acceptable and that our employee team is motivated to meet that challenge. We look forward to creating continued improvement in shareholder value in 2005".

         APS is a management and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

         This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the

"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

For further information, visit APS' website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. Vice President - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512)328-0888



                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                                      Three Months Ended                      Year Ended
                                                          December 31,                        December 31,
                                                    -----------------------            -------------------------
                                                     2004              2003             2004              2003
                                                     ----              ----             ----              ----

Revenues                                            $9,843            $7,840          $32,021           $30,449
Expenses                                             7,206             6,717           26,733            26,494
Gain on sale of assets                                  --                --               56                 8
                                                   -------           -------         --------          --------
Operating income                                     2,637             1,123            5,344             3,963
Gain (loss) on investments                            (193)               38           (2,247)              127
                                                   -------           -------         --------          --------

Earning from continuing operations
before interest, income taxes,
minority interest and equity in
unconsolidated affiliates                            2,444             1,161            3,097             4,090

Interest and other income                               83                78              373               259
Income tax expense                                     924               433            1,317             1,640
Minority interest                                       --                --                1               197
Equity in gain (loss) of
unconsolidated affiliates                               --                --               --               260
                                                   -------           -------          -------           -------

Earnings from continuing
operations                                           1,603               807            2,152             2,772

Discontinued operations                                 --                27               --                27
                                                   -------           -------          -------           -------
Net earnings                                        $1,603            $  834           $2,152            $2,799
                                                   =======           =======          =======           =======

         Diluted earnings per share:

         Earnings from continuing
         operations                                  $0.58             $0.30            $0.76            $1.13

         Discontinued operations                        --              0.01               --             0.01
                                                   -------           -------           ------           ------

         Net earnings                                $0.58             $0.31            $0.76            $1.14
                                                   =======           =======            =====            =====

Weighted average shares
outstanding (diluted)                                2,787             2,652            2,838            2,449

For further information, visit APS's website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. VicePresident - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512)328-0888